Exhibit 99.6

The report contained in this Exhibit was prepared solely and exclusively for use by the New York Stock Exchange, Inc. Board of Directors and Compensation Committee. The report may not be used or relied upon in any manner by any other party.

TOWERS PERRIN HR SERVICES

New York Stock Exchange

IPO Considerations

May 24, 2005

© 2005 Towers Perrin

Contents

Section Pages

Introduction 3

Overview of Equity-Based Compensation & Long-Term Incentive Plans 4 - 12

Benchmark Data 13 - 15

Conclusions 16

Next Steps / Typical “To Do” List 17 - 23

Appendix

Details of Long-term Incentive Vehicles

SEC Disclosure Requirements

© 2005 Towers Perrin 2

Introduction

The NYSE is preparing for a merger with Archipelago and an initial public offering and has asked Towers Perrin to provide information on:

An overview of equity-based compensation and long-term incentives

Benchmark data relating to equity use at IPO

As a public company, the NYSE will have the ability to introduce equity-based compensation into its current rewards program

Decisions about use of equity must be considered in the context of the total rewards program and how it compares competitively in the market

Equity-based compensation – typically in the form of long-term incentives for executives – can be a significant component of total rewards

The IPO process provides an opportunity for the NYSE to rethink its rewards philosophy and practices, and to make changes appropriate for a public company

Newly-public companies may need to revise their compensation philosophies in consideration of having publicly-traded stock, shareholder expectations and/or new business objectives

SEC filings related to the IPO require compensation disclosure and well thought-out compensation strategies and programs would be viewed favorably

© 2005 Towers Perrin 3

Overview of Equity-based Compensation & Long-Term Incentive Plans

Since long-term incentives often make up the largest portion of senior executive compensation for U.S. companies, this area usually merits the most attention

Long-term incentives are designed to accomplish multiple objectives including:

Aligning the interests of senior management with shareholders

Strengthening the link between compensation and long-term company performance

Rewarding executives for performance achievements

A common framework for reviewing long-term incentive arrangements include:

Plan Design: Types of long-term incentives vehicles, plan eligibility, share reserves, administrative guidelines, equity allocation and dilution impact —The following pages provides a description of the three most common long-term incentive plan designs

Plan Administration: Competitive award opportunities (how much to grant), individual grant terms (how awards are earned), plan participation (who should receive grants)

Special Pre-IPO Grants: Grants to all employees or to key employees only, use of one plan or multiple plans

© 2005 Towers Perrin 4

Overview of Equity-based Compensation & Long-Term Incentive Plans

The most commonly used long-term incentive vehicles among public companies are:

Stock options – right to purchase shares at a stated price for a given period of time

Restricted stock/units – an award of stock with no or nominal cost that is non-transferable and subject to forfeiture

— Units represent a promise to deliver shares, but ownership and voting rights are not transferred to the employee

Performance Plans – an award contingent upon the achievement of specified goals over a specified performance period

— Share settled – number of shares that vest depends on level of performance

— Cash settled – size of cash award depends on level of performance

The following pages provide a description, common features and advantages and disadvantages of the three long-term incentive plan designs listed above

— See Appendix for a detailed description of all long-term incentive vehicles

Although not a long-term incentive, some companies will use Employee Stock Purchase Plans as a means to provide an equity opportunity to the broader workforce

Employee Stock Purchase Plan – program that allows employees to purchase company stock at a discount to its fair market value

— Typically purchases are made quarterly via payroll deductions at a 15% discount

© 2005 Towers Perrin 5

Overview of Equity-based Compensation & Long-Term Incentive Plans

Some LTI vehicles meet some objectives better than others

Stock Options

Restricted Stock

Performance Plan (Stock-Settled)

Performance Plan (Cash Settled)

Security / Retention

Attract and retain high performing employees

Maximize perceived value of employees

Goal Performance Leverage

Capital accumulation opportunity

Aligned with share price performance

Long-Term Performance Focus

Incentive to achieve long-term performance

Efficient Dilution Cost

Facilitate Executive Stock Ownership

Alignment of executive and investor interests

Build share ownership

Legend:

Fully Meets

Almost Fully Meets

Somewhat Meets

Mostly Does Not Meet

Fails to Meet

© 2005 Towers Perrin 6

Overview of Equity-based Compensation & Long-Term Incentive Plans: Stock Options

Description & Common Features

A right to purchase shares of company stock at a stated price

(“option price”) for a given period of time, frequently ten years.

Option exercise price normally equals 100% of the stock’s fair market value on date of grant, but may be set below or above this level (i.e., “discount” or “premium”). However, recipients normally must wait a period of time (a “vesting period” of often 1 to 4 years) before they can exercise options, although vesting may be accelerated in certain circumstances (e.g., upon change in control). The option term may be shortened if the recipient’s employment terminates before exercise.

SOs may be exercised by cash payment or by tendering previously owned shares of stock, depending on plan terms. SOs may be granted in tandem with stock appreciation rights or other devices.

Advantages

Individual:

Possibility of large gains; no limit on upside appreciation potential.

Can exercise without investing personal capital with broker loan.

Can time exercise to maximise gains.

Can benefit from share appreciation before exercise without investing personal capital; not at risk for share depreciation.

Company:

Provides a noncash means of compensating individuals and a potential source of paid-in capital.

Promotes shareholders’ interest by facilitating individual stock ownership and ensuring that individual gains parallel shareholder gains.

Can readily be exempted from the $1 million deduction limit as performance-based compensation

Vesting requirements can promote retention.

Disadvantages

Individual:

Gain depends entirely on growth in stock price. No reward for accomplishing other objectives that may not be reflected in company’s overall stock price.

Gain at exercise is taxed as ordinary income, rather than a capital gain.

Company:

Focuses individual’s attention solely on company’s stock price without regards to other possible objectives.

In the money options involve an opportunity cost and potentially dilute earnings per share since they let individuals buy shares at less than current value.

Under FAS 123, footnote disclosure of value of option grants is required.

© 2005 Towers Perrin 7

Overview of Equity-based Compensation & Long-Term Incentive Plans: Restricted Stock & Units

Description & Common Features

Restricted Stock

An award of company stock with no or nominal cost that is non-transferable and subject to a substantial risk of forfeiture. As owners of the shares, holders normally have voting and dividend rights even while shares are subject to restrictions. These restrictions typically lapse over a period of three to five years.

Restricted Stock Units

Some companies grant restricted stock “units” under which shares of company stock will be granted when restrictions lapse. Such units have the same tax and expensing treatment as restricted stock; however, individuals do not have voting rights or beneficial ownership until actual shares are issued and balance sheet consequences will be different.

Advantages

Individual:

Possibility of large gains, though typically less than stock options due to smaller number of shares awarded.

Individual gets company stock-usually with voting and dividend rights - without personal investment

Limited risk since a decline in share price probably will eliminate value.

Company:

Promotes shareholders’ interests

Gains parallel shareholder gains.

Focuses individual attention on long-term growth in share value since individual does not control when gain will be cashed out.

Accounting expenses can be determined in advance and limited to share value at grant.

May be stronger than with other vehicles since shares are owned.

Can significantly aid in retention.

Disadvantages

Individual:

Stock price changes may not parallel internal performance standards and/or actual management performance.

Unless early taxation is elected, gain when restrictions lapse is taxed as ordinary income, rather than as a capital gain.

Company:

May create adverse shareholder reaction due to appearance of getting “something for nothing.”

If held by proxy-named individuals, generally subject to $1 million deduction limit unless the grant or vesting is contingent on performance (and other conditions are met).

Shareholders may view as less performance sensitive than other devices (e.g., stock options or performance shares) because awards may have same value even with flat or falling stock prices.

© 2005 Towers Perrin 8

Overview of Equity-based Compensation & Long-Term Incentive Plans: Performance Plans

Description & Common Features

A contingent grant of a fixed number of common shares or cash award at the beginning of a performance cycle, with the number of shares or actual cash award payable at the end of the cycle dependent on how well performance objectives are achieved.

The ultimate value of the performance shares depends on both the number of shares earned and their market value at the end of the cycle.

Duration of performance cycle varies, but three to five years is typical. Financial objectives may relate to such measures as cumulative growth in earnings or improvement in rates of return.

At end of cycle, awards are paid in cash and/or stock, according to the plan’s earnout provisions and actual company performance.

Advantages

Individual:

Possibility of large gains (including upside potential due to share price appreciation).

Reward partially related to a measure the individual’s performance can affect.

Requires no personal investment.

Taxation delayed until end of performance cycle.

Company:

Promotes shareholders’ interests since individual gains are related to both internal measures of company performance and shareholder gains.

Unlike purely stock-based devices, awards can also be linked to the planning process and attainment of strategic business goals.

Forfeiture requirements for mid-cycle terminations can aid individual retention.

Can facilitate individual stock ownership if awards are paid stock.

Disadvantages

Individual:

Gains could be zero if performance targets are not met, even with share price appreciation.

Gains may be capped by company-imposed maximums to limit accounting charge and cash flow drain.

End of performance period may not be most advantageous timing in terms of stock price.

No opportunity for capital gains.

Company:

Choice and design of financial targets may be difficult.

Individual gains do not necessarily parallel shareholder returns (because of other performance objectives), which could create shareholder relations problems

© 2005 Towers Perrin 9

Overview of Equity-based Compensation & Long-Term Incentive Plans: Employee Stock Purchase Plan

Description & Common Features

An Employee Stock Purchase Plan (ESPP) permits employees to purchase company stock at a specified time and often at a favorable price. It facilitates such purchases through payroll deductions.

To qualify for favorable tax treatment certain conditions must be satisfied:

Plan must be approved by shareholders

Right to purchase must be available to all employees

Terms of purchase opportunity must be uniform

Stock may be sold at a discount, but the maximum discount is 15% measured either at the date the option is granted or the date it is exercised, or both

Employees can elect for a payroll deduction ranging from 1%-10% of salary with no more than $25,000 worth of the company stock may be purchased per year at a stock price determined as the lesser between the beginning or end of the withholding period

Advantages

Individual:

Allows employees to obtain equity interest in the company at a discount..

Employee may immediately sell shares.

Employee has full dividend and voting rights after stock purchase.

Employee delays taxation of stock purchase. discount to date of stock sale and may be entitled to favorable capital gains tax treatment on a portion of the stock purchase discount.

Company:

Company may not be required to recognize compensation expense for stock purchase discount.

Employees focus on share price, at least during purchase cycle.

Disadvantages

Individual:

In practice, there is a minimal likelihood of long-term holding of the equity acquired (unless required by the company).

Minimal “line-of-sight” performance linkage.

Company:

In practice, there is a minimal likelihood of long-term holding of the equity acquired (unless required by the company).

Minimal “line-of-sight” performance linkage.

Causes dilution of shareholder interests.

Company may not receive tax deduction for the amount of the stock purchase discount.

© 2005 Towers Perrin 10

Overview of Equity-based Compensation & Long-Term Incentive Plans: Typical Equity Plan Eligibility and Run Rates* (Annual Dilution)

In general, eligibility for equity use has become more selective

Fewer companies offer broad-based equity programs compared to the late-90s

The lowest salary above which there is 100% participation in equity programs at the median was:

2004: $80,000 for stock options and $150,000 for restricted stock

2003: $78,000 for stock options and $140,000 for restricted stock

2002: $73,000 for stock options and $134,000 for restricted stock

At the macro level, we have seen annual run rates fall

Based on research of Fortune 250 companies, annual run rates have decreased in the last three years as companies have shifted their equity compensation from stock options to full value shares and limited equity plan participation

25th Percentile

50th Percentile

Average

75th Percentile

Run Rate (2003) 0.9% 1.5% 1.8% 2.3%

Run Rate (2002) 1.1% 1.9% 2.0% 2.5%

Run Rate (2002) 1.2% 1.9% 2.3% 3.3%

3-Year Average 1.2% 1.7% 2.0% 2.6%

*Run Rate: Annual equity grants

Average common shares outstanding + numerator

© 2005 Towers Perrin 11

Overview of Equity-based Compensation & Long-Term Incentive Plans: Reasons for Using Equity at IPO Versus After IPO

Companies tend to use more equity at IPO than they would on an on-going basis

The table below shows prevalence of reasons cited by companies for using equity-based compensation before, at and after IPO for executives and other employees:

Before / At IPO

After IPO / On-Going

Reasons

Executives1

Other Employees

Executives1

Other Employees

Retention

Drive long-term performance

Reward for past performance

Reward for future performance

Foster ownership mentality

Belief in all-employee ownership

Celebration of IPO N/A N/A

1 Refers to management levels that typically receive annual long-term incentives / equity grants.

Legend:

Most Common

Very Common

Somewhat Often

Less Often

Rarely

© 2005 Towers Perrin 12

Benchmark Data

Towers Perrin researched share utilization practices of companies at IPO

General industry companies (49 in total) that went public between 2002 and 2005

The following seven selected companies

— Accenture —International Securities Exchange

— Chicago Mercantile Exchange —Lazard

— Goldman Sachs —NASDAQ

— Greenhill

Our research showed companies at IPO generally:

Used stock options when granting equity at or near the IPO

— Restricted stock units were the next most common vehicle

Median aggregate equity granted at IPO represents 4.0% of shares outstanding

Median shares reserved for equity grants at represents 12.0% of shares outstanding

IPO grants typically vested in 2 to 5 years

The tables on the following page provides additional data relating to share reserves, shares granted at IPO and the allocation of the IPO grant

© 2005 Towers Perrin 13

Benchmark Data

	Shares Reserved (as % of outstanding)	Shares Granted (as % of Shares Outstanding)	Of shares granted at IPO, percentage of award granted to...	
			Top 5 Executives	All Other Employees
General Industry 75thile	15.2%	5.7%	45.2%	86.8%
General Industry 50thile	12.0%	4.0%	27.1%	72.9%
General Industry 25thile	7.0%	2.0%	13.2%	54.8%
Accenture[1]	37.9%	16.7%	0.0%	100.0%
Chicago Mercantile Exchange	8.5%	8.5%	67.3%	32.7%
Goldman Sachs	67.5%	26.1%	0.4%	99.6%
Greenhill[2]	66.7%	2.2%	0.0%	100.0%
International Securities Exchange[3]	11.5%	3.2%	--	--
Lazard	25%	0.0%	0.0%	0.0%
Nasdaq[4]	N/A	N/A	N/A	N/A

[1]Accenture all other employees includes employees who will be partner by the offering, recently promoted partners, former partners, current holder of eUnits, managers, senior managers, and associate partners

[2]Greenhill all other employees includes all non-managing director employees, the general counsel, and one independent director

[3]Insufficient data to determine split of IPO grant for International Securities Exchange

[4]NASDAQ has been granting equity awards to executives and other employees each year since adopting its Equity Incentive plan in late 2000. Although NASDAQ shares are trading publicly, NASDAQ has yet to make a formal offering of company shares.

© 2005 Towers Perrin

14

Benchmark Data

Company

Pre-IPO Grant

IPO Grant

Executive

Other Employees

Executive

Other Employees

Accenture Ö Ö

Chicago Mercantile Exchange1 Ö Ö Ö Ö

Goldman Sachs Ö Ö

Greenhill2 Ö Ö

International Securities Exchange3 Ö Ö Ö

Lazard4

NASDAQ5 Ö Ö

1In 2000, an option to purchase 5% of company stock was granted to the CEO. In 2001 and in December 2002, concurrent with the IPO, stock options were granted to various employees

2As part of the reorganization, prior to IPO, the company issued shares of its common stock to the managing directors

3As part of the reorganization, prior to IPO, the company issued equity awards to officers and certain directors

4Partner equity interests are exchangeable for common stock after third anniversary of the offering

5NASDAQ has been granting equity awards to executives and other employees each year since adopting its Equity Incentive plan in late 2000. Although NASDAQ shares are trading publicly, NASDAQ has yet to make a formal offering of company shares.

© 2005 Towers Perrin 15

Conclusions

Of the seven selected companies, those that were originally partnerships reserved more equity than the Chicago Mercantile Exchange and the International Exchange

We do not have final numbers for NASDAQ because their offering is not complete

At IPO, practices varied based on the specifics of each situation and based on each company’s objectives for equity use

NYSE should consider multiple factors in determining the appropriate plan, allocation approach and total share reserve, including:

Objectives of equity grants (at and after IPO)

Eligibility level of a possible IPO grant

Intended eligibility for future, on-going grants

Type of LTI awards: stock options versus full-value shares (e.g., restricted stock)

Frequency of future grants: annual grant, new hire, promotion

© 2005 Towers Perrin 16

Next Steps / Typical “To Do” List

SIGN-OFF BY

TASK NAME

START

FINISH

RESPONSIBLE / STATUS

WHOM

DATE

EXECUTIVE PAY

I. Collect contracts and plan documents

II. Review executive compensation and employment

III. Comment on transition to a public company

IV. Disclosures and programs for SEC filing

Identify disclosure requirements Identify data gaps for SEC filings

Analyze competitiveness on % of shares reserved for LTIP

Describe Rule 162(m) disclosure requirements

Design remuneration packages for Board members

Develop CEO package

Clarify work plan to coordinate with other parties

Develop 1st draft of prospectus

Develop omnibus plan document for annual & long-term incentives

Validate level of disclosure

Validate list of top executives to be disclosed

Develop list of identified Board members

Review and provide input on 1st draft of prospectus

Develop 2nd draft of prospectus

Review and provide input on 2nd draft of prospectus

Finalize data for prospectus disclosure

Approve disclosures for SEC filing

- Milestone

© 2005 Towers Perrin 17

Next Steps / Typical “To Do” List

SIGN-OFF BY

TASK NAME

START

FINISH

RESPONSIBLE / STATUS

WHOM

DATE

EXECUTIVE PAY (cont.)

IV. Disclosures and programs for SEC filing (cont.)

1st submission of draft prospectus to SEC

SEC comments on 1st submission of draft prospectus

2nd submission of draft prospectus to SEC

SEC comments on 2nd submission of draft prospectus

3rd submission of draft prospectus to SEC

SEC comments on 3rd submission of draft prospectus

Public announcement of intention to proceed with offering of shares and public filing

First Public submission of the prospectus

Finalize offering price and allocation

- Milestone

© 2005 Towers Perrin 18

Next Steps / Typical “To Do” List

SIGN-OFF BY

TASK NAME

START

FINISH

RESPONSIBLE / STATUS

WHOM

DATE

EXECUTIVE PAY (cont.)

V. Develop New Programs and Contracts

Determine need for transition programs (AIP, LTI) Conduct executive interviews with NYSE executives

Propose new equity and cash individual arrangements

Establish guiding principles for new programs

© 2005 Towers Perrin 19

Next Steps / Typical “To Do” List

SIGN-OFF BY

WHOM

TASK NAME

START

FINISH

RESPONSIBLE / STATUS

DATE

EXECUTIVE PAY (cont.)

A. Annual Incentive Plan

Develop annual incentive draft plan

Submit first draft to lawyers for review

Submit final draft to client for review

B. IPO Grant Guidelines

Prepare stock option grant proposed guidelines

Submit proposed stock option grant guidelines

Develop plan to communicate grants

C. Long-term Incentive Plan

Submit draft to lawyers for review

Revise draft per comments from lawyers

Submit revised draft to lawyers, Ascot and Nelson

Revise draft per comments

D. Top Executive - Summary Sheets

Develop template to convey information to Top Executives

Analyze data and produce Top Executives summary sheets

Submit sheets for review

- Milestone

© 2005 Towers Perrin 20

Next Steps / Typical “To Do” List

SIGN-OFF BY

TASK NAME

START

FINISH

RESPONSIBLE / STATUS

WHOM

DATE

BENEFIT PROGRAMS

I. Assist in prospectus disclosures

Present disclosure needs

Discuss and agree on required actions

Carry out necessary calculations

Report on results

Review proposed wording for prospectus filing

II. Develop competitive benchmark

Collect data on relevant programs

Review programs for local competitiveness

Identify key changes

Determine related cost/accounting impacts

Discuss proposed changes

Agree on changes

Feed costs in opening balance sheet

Plan implementation/communication

© 2005 Towers Perrin 21

Next Steps / Typical “To Do” List

SIGN-OFF BY

TASK NAME

START

FINISH

RESPONSIBLE / STATUS

WHOM

DATE

EMPLOYEE COMMUNICATIONS

Determine proposed messages and timings

Agree on key messages to be conveyed to workforce

Draft communication

Issue initial global communications

IPO Press Release

Develop IPO Grant Communication Strategy

Develop Annual and Long-term Incentive Plan Communication Strategy

- Milestone

© 2005 Towers Perrin 22

Next Steps / Typical “To Do” List

SIGN-OFF BY

TASK NAME

START

FINISH

RESPONSIBLE / STATUS

WHOM

DATE

CORPORATE GOVERNANCE

Gain understanding of current structure

Collect information on current structure

Assist with composition of Board and Committees

Confirm composition of Board and Committees

Provide name, age, title and biography for identified Board members

Sign-off on Board member compensation packages

© 2005 Towers Perrin 23

Appendix

Details of Long-term Incentive Vehicles - Stock Options

Description & Common Features

A right to purchase shares of company

stock at a stated price (“option price”)

for a given period of time, frequently

ten years.

Option exercise price normally equals

100% of the stock’s fair market value

on date of grant, but may be set below

or above this level (i.e., “discount” or

“premium”). However, recipients

normally must wait a period of time (a

“vesting period” of often 1 to 4 years)

before they can exercise options,

although vesting may be accelerated in

certain circumstances (e.g., upon

change in control). The option term

may be shortened if the recipient’s

employment terminates before

exercise.

SOs may be exercised by cash

payment or by tendering previously

owned shares of stock, depending on

plan terms. SOs may be granted in

tandem with stock appreciation rights

or other devices.

Tax Treatment

Individual:

At exercise. The excess of the stock’s

fair market value over the option

price is taxed as ordinary income

and is subject to withholding.

At sale. Any appreciation occurring

after calculation of the tax obligation

upon exercise is taxed as a capital gain

Company:

At exercise. Tax deduction is generally

allowed for the amount the individual

recognises as taxable income in the

year individual is taxed.

At sale. No deduction allowed.

Accounting Treatment

APB 25:

No expense recognition if:

number and price of optioned shares are fixed at grant date,

options are not discounted,

options are not exercised by tendering previously owned shares of stock held for less than six months (“immature shares”), and options are not issued with tandem SARs.

Discounted options: Excess of stock’s market value at grant date over option price is expensed over vesting period.

Options with variable terms (e.g., performance-contingent vesting or adjustments to the exercise price), tandem SARs and options exercised by tendering immature shares: Excess of the stock’s market value over option price is expensed over the period the options are outstanding (“marked to market”).

Any tax savings from the employer deduction for post-grant appreciation is credited directly to additional paid-in capital.

FAS 123r:

For grants to be settled with stock (traditional option plans), fair value of options at grant date is expensed over vesting period. For grants that may be settled in cash or stock (e.g., tandem plan), accounting is the same as under APB 25 for tandem plans.

Deferred tax asset (DTA) arises as result of temporary difference between P&L cost and amounts deducted. DTA is reversed as options are exercised, forfeited, or expire worthless. Tax benefits in excess of related DTA is recognized in additional paid-in-capital. If actual deduction is less than DTA, then difference is first offset against additional paid-in-capital from previous awards, if available; any remaining balance is recognized in the income statement.

Advantages

Individual:

Possibility of large gains; no limit on upside appreciation potential.

Can exercise without investing personal capital with broker loan.

Can time exercise to maximise gains.

Can benefit from share appreciation before exercise without investing personal capital; not at risk for share depreciation.

If plan allows, can:

exercise via stock-for-stock swaps,

have shares withheld to cover taxes (stock withholding)

have SARs attached although this would worsen accounting treatment).

Company:

Generally no income statement expense. Provides a noncash means of compensating individuals and a potential source of paid-in capital.

Promotes shareholders’ interest by facilitating individual stock ownership and ensuring that individual gains parallel shareholder gains.

Unless options have discount strike price, can readily be exempted from the $1 million deduction limit as performance-based compensation

Vesting requirements can promote retention.

Disadvantages

Individual:

Gain depends entirely on growth in stock price. No reward for accomplishing other objectives that may not be reflected in company’s overall stock price.

Gain at exercise is taxed as ordinary income, rather than a capital gain.

Company:

Focuses individual’s attention solely on company’s stock price without regards to other possible objectives.

In the money options involve an opportunity cost and potentially dilute earnings per share since they let individuals buy shares at less than current value.

Under FAS 123, footnote disclosure of value of option grants is required.

© 2005 Towers Perrin 25

Details of Long-term Incentive Vehicles - Restricted Stock

Description & Common Features

An award of company stock with no or nominal cost that is non-transferable and subject to a substantial risk of forfeiture. As owners of the shares, holders normally have voting and dividend rights even while shares are subject to restrictions. These restrictions typically lapse over a period of three to five years.

Some companies grant restricted stock “units” under which shares of company stock will be granted when restrictions lapse. Such units have the same tax and expensing treatment as restricted stock; however, individuals do not have voting rights or beneficial ownership until actual shares are issued and balance sheet consequences will be different.

Tax Treatment

Individual:

Timing. Normally, the individual is taxed when the restrictions lapse - i.e. when the stock becomes transferable or is no longer subject to forfeiture.

Amount. When restrictions lapse (or at the award date if early taxation is selected), the excess of the stock’s fair market value over the price, if any, paid by the individual is taxed as ordinary income and subject to withholding. If the individual elects to pay taxes on the shares when they are awarded, any post-grant appreciation is taxed as capital gain when stock is sold.

Dividends. Dividends are taxed as dividend income while restrictions on stock are in force. Where dividends are also restricted, tax is deferred until restrictions lapse.

Company:

On date individual is taxed. Tax deduction in the amount of individual’s income from the award.

Dividends. Tax deduction for dividends paid while stock is subject to restrictions, unless individual elects taxation at time of award or unless dividends are also restricted.

However, if the individual is the CEO or one of the 4 highest paid other officers, a deduction for compensation in excess of $1 million may not be allowed unless grant of restricted stock is contingent on attaining a qualifying performance goal, employer’s deduction may be limited to $1 million.

Accounting Treatment

APB 25:

If restrictions lapse on the basis of service, excess of market value of stock at award date over individual’s cost, if any, is expensed over period during which service must be rendered (usually the restriction period).

TARSAP (Time Accelerated Restricted Stock Award Plan): Accounting for grants under which restrictions may lapse more rapidly if certain performance goals are met is same as described above since neither number of shares nor price per share vary.

Performance-based restrictions: If performance-based restrictions affect the number of shares awarded or price to be paid, if any, any stock appreciation or depreciation occurring during the performance period adjusts expense (“mark to market”).

Any tax savings on post-grant appreciation is credited directly to additional paid-in capital.

Restricted stock awards are reported as a stock issuance (i.e., an increase in capital equal to the value of the stock on an unrestricted basis) with an offsetting amount, also recorded in the equity section, for deferred compensation.

FAS 123r:

Accounting is same as under APB 25 except that performance-based restrictions affecting number of shares or price per share are considered in measuring compensation expense at award date; subsequent adjustments made for actual number of shares of price paid (but not for stock appreciation).

Deferred tax asset (DTA) arises as result of temporary difference between P&L cost and amounts deducted. DTA is reversed as awards are vested or forfeited. Tax benefits in excess of related DTA is recognized in additional paid-in-capital. If actual deduction is less than DTA, then difference is first offset against additional paid-in-capital from previous awards, if available; any remaining balance is recognized in the income statement.

Advantages

Individual:

Possibility of large gains (although typically less upside potential than with stock options due to smaller number of shares awarded).

Individual gets company stock-usually with voting and dividend rights - without personal investment and has limited risk since a decline in share price probably will not wipe out value (i.e., gains probably will never be zero).

Provides opportunity to delay taxation plus flexibility for taxation at grant if desired.

Company:

Promotes shareholders’ interests by facilitating individual stock ownership and ensuring that individual gains parallel shareholder gains.

Focuses individual attention on long-term growth in share value since individual does not control when gain will be cashed out.

Accounting expenses can be determined in advance (except under performance-based plans other than TARSAPs) and limited to share value at grant.

Shares immediately owned by individuals (but subject to forfeiture), so sense of ownership may be stronger than with other devices.

Potential for forfeiture (if individual leaves before restrictions lapse) can significantly aid individual retention.

Disadvantages

Individual

Stock price changes may not parallel internal performance standards and/or actual management performance.

Shares can be forfeited if early taxation is elected; taxes will be lost as well if shares are forfeited.

Unless early taxation is elected, gain when restrictions lapse is taxed as ordinary income, rather than as a capital gain.

Company:

May create adverse shareholder reaction due to appearance of getting “something for nothing.”

Individuals’ election regarding tax liability affects timing and amount of company tax deduction.

If held by proxy-named individuals, generally subject to $1 million deduction limit unless the grant or vesting is contingent on performance (and other conditions are met).

Shareholders may view as less performance sensitive than other devices (e.g., stock options or performance shares) because awards may have same value even with flat or falling stock prices.

© 2005 Towers Perrin 26

Details of Long-term Incentive Vehicles -Performance Shares

Description & Common Features

A contingent grant of a fixed number of common shares at the beginning of a performance cycle, with the number of shares payable at the end of the cycle dependent on how well performance objectives are achieved. The ultimate value of the performance shares depends on both the number of shares earned and their market value at the end of the cycle.

Duration of performance cycle varies, but three to five years is typical. Financial objectives may relate to such measures as cumulative growth in earnings or improvement in rates of return.

At end of cycle, awards are paid in cash and/or stock, according to the plan’s earnout provisions and actual company performance.

Tax Treatment

Individual:

At settlement. The value of the award (whether paid in cash or unrestricted stock) is taxed as ordinary income and is subject to withholding.

Company:

At settlement. Tax deduction allowed for amount of the individual’s taxable income from the award.

However, if the individual is the CEO or one of the 4 highest paid other officers, a deduction for compensation in excess of $1 million may not be allowed. One exception to this deduction limit is for performance-based compensation. The deduction will not be limited if:

plan is approved by shareholders, and

grant is made contingent on the attainment of qualifying performance goal.

Accounting Treatment

APB 25:

Market value of the shares, including share appreciation/depreciation over period, is expensed over performance period (“market to market”).

FAS 123r:

For stock-settled awards based on non-market performance: market value of stock at grant date of number of shares expected to be earned is expensed over performance period; adjustment made for number of shares ultimately earned (but not for stock appreciation).

For stock-settled awards based on market performance: fair-value of award at grant date determined by considering the market performance criteria in valuation model. Cannot reverse cost if performance criteria are not met.

For plans that are settled in in cash or if settlement can be in either cash or stock, award is a liability and fair value (not intrinsic value) is marked to market each quarter.

Deferred tax asset (DTA) arises as result of temporary difference between P&L cost and amounts deducted. DTA is reversed as awards are vested or forfeited. Tax benefits in excess of related DTA is recognized in additional paid-in-capital. If actual deduction is less than DTA, then difference is first offset against additional paid-in-capital from previous awards, if available; any remaining balance is recognized in the income statement.

Advantages

Individual:

Possibility of large gains (including upside potential due to share price appreciation).

Reward partially related to a measure the individual’s performance can affect.

Requires no personal investment.

Taxation delayed until end of performance cycle.

Company:

Promotes shareholders’ interests since individual gains are related to both internal measures of company performance and shareholder gains. Unlike purely stock-based devices, awards can also be linked to the planning process and attainment of strategic business goals.

Forfeiture requirements for mid-cycle terminations can aid individual retention.

Can facilitate individual stock ownership if awards are paid stock.

Disadvantages

Individual

Gains could be zero if performance targets are not met, even with share price appreciation.

Gains may be capped by company-imposed maximums to limit accounting charge and cash flow drain.

End of performance period may not be most advantageous timing in terms of stock price.

No opportunity for capital gains.

Company:

Choice and design of financial targets may be difficult.

Individual gains do not necessarily parallel shareholder returns (because of other performance objectives), which could create shareholder relations problems.

Accounting expense is open-ended and cannot be determined in advance.

© 2005 Towers Perrin 27

Details of Long-term Incentive Vehicles - Cash-Based Long-Term Incentives

Description & Common Features

A cash-based long-term incentive plan typically operates the same way as an annual incentive plan, except that the performance cycle typically operates for 3 to 5 years.

Like an annual incentive plan, long-term plans typically make payouts based on financial or operational measures, and may payout in restricted stock, usually at the discretion of the participant.

Tax Treatment

Individual:

At settlement. The value of the award (if paid in cash) is taxed as ordinary income and is subject to withholding.

Company:

At settlement. Tax deduction allowed for amount of the individual’s taxable income from the award.

Accounting Treatment

APB 25:

Value of the plan (i.e., the plan’s calculated value at the end of each accounting period) is expensed over the period the units are outstanding (“marked to market”).

If payable in cash, accrued compensation is recorded as a liability. If payable in stock, accrued compensation is recorded as paid-in capital. If payable in either cash or stock, reporting is based on terms most likely to be elected.

FAS 123r:

For stock-settled awards based on non-market performance: market value of stock at grant date of number of shares expected to be earned is expensed over performance period; adjustment made for number of shares ultimately earned (but not for stock appreciation).

For stock-settled awards based on market performance: fair-value of award at grant date determined by considering the market performance criteria in valuation model. Cannot reverse cost if performance criteria are not met.

For plans that are settled in in cash or if settlement can be in either cash or stock, award is a liability and fair value (not intrinsic value) is marked to market each quarter.

Deferred tax asset (DTA) arises as result of temporary difference between P&L cost and amounts deducted. DTA is reversed as awards are vested or forfeited. Tax benefits in excess of related DTA is recognized in additional paid-in-capital. If actual deduction is less than DTA, then difference is first offset against additional paid-in-capital from previous awards, if available; any remaining balance is recognized in the income statement.

Advantages

Individual:

Depending upon design, possibility of large gains.

Reward related to a measure over which individual has better “line of sight” than over stock price.

Requires no personal investment.

Taxation delayed until end of performance cycle.

Company:

Establishes a direct relationship between individual gains and internal performance standards; awards can be linked to the planning process and attainment of strategic business goals.

Because awards are not related to share price (over which the company has little control), accounting expense is more controllable.

Forfeiture requirements for mid-cycle terminations can aid individual retention.

Can facilitate individual stock ownership if awards are paid in stock.

Disadvantages

Individual

Gains could be zero if performance targets are not met.

Gains may be capped be company-imposed maximums to limit accounting charge and cash flow drain.

End of performance cycle may not be most advantageous time to evaluate performance.

No opportunity for capital gains.

Company:

Choice and design of financial targets may be difficult.

Individual gains do not necessarily parallel shareholder returns, which could create shareholder relations problems.

Individuals don’t have any direct financial interest in the company’s share value during the performance cycle.

Does not result in actual ownership of shares unless awards are settled in stock.

Accounting and cash expenses are potentially open-ended and cannot be determined in advance.

© 2005 Towers Perrin 28

Details of Long-term Incentive Vehicles - Share Appreciation Rights (SARs)

Description & Common Features

Rights, often granted in tandem with stock options, that permit the individual to receive a payment equal to the excess of the stock’s value at exercise over the option price, in lieu of exercising the underlying stock option.

SARs may be attached to stock options or may be granted on a “freestanding” or “independent” basis without a tandem option.

SARs may be settled in cash, and/or stock.

Companies rarely grant SARs because individuals can enjoy the same economic benefits with cashless option exercises using broker loans without adverse variable accounting to the company.

Tax Treatment

Individual:

At exercise. Value of rights taxed as ordinary income and subject to withholding.

Company:

At exercise. Tax deduction allowed for the amount of the individual’s taxable income from SARs.

However, if the individual is the CEO or one of the 4 highest paid other officers, a deduction for compensation in excess of $1 million may not be allowed. One exception to this deduction limitation is for performance-based compensation. The amount received under exercise of SAR considered performance-based if:

• plan is approved by shareholders,

• a grant is made by compensation committee,

• plan states maximum number of SARs to be granted per person, and

• amount received relates solely to increase in stock price.

Accounting Treatment

APB 25:

Excess of the stock’s fair market value at the end of each accounting period over the option price (i.e., intrinsic value of SARs) is expensed over the period the SAR is outstanding (“marked to market”).

FAS 123r:

If settled in stock: fair value using option pricing model. Accounting treatment same as stock options.

If settled in cash or if can be settled in either cash or stock: Fair value (not intrinsic value) is marked to market each quarter.

Tandem SARs: Generally assumed that SAR, rather than underlying stock option, will be exercised (i.e., award will be settled in cash); accounted for as described above.

Advantages

Individual:

Possibility of large gains (although some plans cap gains) to limit accounting expense exposure.

Requires no personal investment to exercise.

For SARs attached to NOSOs, no design limits imposed by tax code.

Company:

Promotes shareholders’ interests by ensuring that individual gains parallel shareholder gains, and by facilitating individual ownership of company stock if awards are paid in stock.

Vesting requirements can promote retention.

Disadvantages

Individual

Gain depends entirely on growth in stock price. No reward for accomplishing other objectives that may not be reflected in the company’s overall stock price.

Gains may be capped by company-imposed maximums designed to limit accounting charge and potential cash drain.

No opportunity for capital gains.

For SARs in tandem with ISOs, tax-imposed constraints also apply to the SARs.

Company

Focuses individual’s attention solely on the company’s stock price without regard to other possible objectives.

Accounting and cash expenses are open-ended and cannot be predetermined. In addition, since expense reflects stock price changes - which may not always track earnings or other performance indicators - expenses for the period may be out of line with earnings and fluctuate significantly from one accounting period to the next.

Does not result in actual share ownership unless awards are settled in stock.

© 2005 Towers Perrin 29

Details of Long-term Incentive Vehicles - Performance Units

Description & Common Features

A grant of a contingent number of units or a contingent cash award. Units may have a fixed dollar value, with the number earned varying with performance. Alternatively, a fixed number of units may be granted, with the value varying on the basis of performance.

Duration of performance cycle varies, but three to five years is typical. Financial objectives may relate to such measures as cumulative growth in earnings or improvements in rates of return.

At end of cycle, awards are paid in cash and/or stock according to the plan’s earnout provisions and actual company performance.

Tax Treatment

Individual:

At settlement. The value of the award (whether paid in cash or unrestricted stock) is taxed as ordinary income and is subject to withholding.

Company:

At settlement. Tax deduction allowed for the amount of individual’s taxable income from the award.

However, if the individual is the CEO or one of the 4 highest paid other officers, a deduction for compensation in excess of $1 million may not be allowed. One exception to this deduction limitation is for performance-based compensation. The deduction will not be limited if:

•plan is approved by shareholders,

•grant is made contingent on the attainment of a qualifying performance goal, and

•value of the units or cash payout is dependent on attainment of a qualifying performance goal.

Accounting Treatment

APB 25:

Value of units, including increases or decreases in value over period, is expensed over performance period (“marked to market”).

FAS 123r:

For stock-settled awards based on non-market performance: market value of stock at grant date of number of shares expected to be earned is expensed over performance period; adjustment made for number of shares ultimately earned (but not for stock appreciation).

For stock-settled awards based on market performance: fair-value of award at grant date determined by considering the market performance criteria in valuation model. Cannot reverse cost if performance criteria are not met.

For plans that are settled in in cash or if settlement can be in either cash or stock, award is a liability and fair value (not intrinsic value) is marked to market each quarter.

Deferred tax asset (DTA) arises as result of temporary difference between P&L cost and amounts deducted. DTA is reversed as awards are vested or forfeited. Tax benefits in excess of related DTA is recognized in additional paid-in-capital. If actual deduction is less than DTA, then difference is first offset against additional paid-in-capital from previous awards, if available; any remaining balance is recognized in the income statement.

Advantages

Individual:

Possibility of large gains.

Reward related to a measure over which individual has better “line of sight” than over stock price.

Requires no personal investment.

Taxation delayed until end of performance cycle.

Company:

Establishes a direct relationship between individual gains and internal performance standards; awards can be linked to the planning process and attainment of strategic business goals.

Because awards are not related to share price (over which the company has little control), accounting expense is more controllable.

Forfeiture requirements for mid-cycle terminations can aid individual retention.

Can facilitate individual stock ownership if awards are paid in stock.

Disadvantages

Individual

Gains could be zero if performance targets are not met.

Gains may be capped be company-imposed maximums to limit accounting charge and cash flow drain.

End of performance cycle may not be most advantageous time to evaluate performance.

No opportunity for capital gains.

Company:

Choice and design of financial targets may be difficult.

Individual gains dot not necessarily parallel shareholder returns, which could create shareholder relations problems.

Individuals don’t have any direct financial interest in the company’s share value during the performance cycle.

Does not result in actual ownership of shares unless awards are settled in stock.

Accounting and cash expenses are potentially open-ended and cannot be determined in advance.

© 2005 Towers Perrin 30

Details of Long-term Incentive Vehicles - Employee Stock Purchase Plan

Description & Common Features

An Employee Stock Purchase Plan (ESPP) permits employees to purchase company stock at a specified time and often at a favorable price. It facilitates such purchases through payroll deductions.

To qualify for favorable tax treatment certain conditions must be satisfied: Plan must be approved by shareholders Right to purchase must be available to all employees Terms of purchase opportunity must be uniform Stock may be sold at a discount, but the maximum discount is 15% measured either at the date the option is granted or the date it is exercised, or both Employees can elect for a payroll deduction ranging from 1%-10% of salary with no more than $25,000 worth of the company stock may be purchased per year at a stock price determined as the lesser between the beginning or end of the withholding period

Tax Treatment

Individual:

At purchase. Employee subject to ordinary income on any salary withheld to purchase the stock. No income tax is owed.

At settlement. If employee holds stock for at least 1 year from purchase and 2 years from grant of the purchase right, gain realized on sale of shares taxed at capital gain rate except for any discount at the time the purchase right was granted. This discount is taxed at ordinary income rates.

If employee fails to meet holding period requirement described above, portion of realized gain treated as ordinary income equals excess of value of stock at purchase date over purchase price. Remainder of gain taxed at capital gain rates.

Company:

At settlement. If employee holds stock for at least 1 year from purchase and 2 years from grant of the purchase right, employer not entitled to any deduction. If employee fails to meet the holding period requirement described above, employer entitled to deduction for amount treated as ordinary income by employee.

Accounting Treatment

APB 25:

The company will recognize an expense for the stock purchase discount, unless the plan is considered non-compensatory: An ESPP plan is considered non-compensatory if: •Substantially all full-time employees can participate on an equal basis •Reasonable stock purchase discount (15%) •Purchase price lock-in period is no more than 27 months If the plan is considered non-compensatory, the company will not recognize an expense for the stock purchase discount, but a footnote disclosure will be required under FAS 123 to illustrate the impact of expensing an ESPP, unless such plan’s discount is generally not greater than 5% and the withholding period does not exceed 31 days.

FAS 123r:

ESPP does not give rise to compensation cost if all of the following are met: •Terms of the plan no more favourable than those available to all holders of same class of shares •Any purchase discount from the market price does not exceed the per-share amount of share issuance costs that would have been incurred to raise a significant amount of capital by a public offering. Discount of 5% or less is considered to comply.

•Substantially all employees that meet limited employment qualifications may participate on an equitable basis.

•The plan incorporates no option features other than (i) enrolment occurring up to 31 days after purchase price is fixed and (ii) purchase price based solely on market price of shares at date of purchase and employee permitted to cancel before the purchase date and obtain a refund of withholdings •Deferred tax asset (DTA) arises as result of temporary difference between P&L cost and amounts deducted. DTA is reversed as awards are vested or forfeited. Tax benefits in excess of related DTA is recognized in additional paid-in-capital. If actual deduction is less than DTA, then difference is first offset against additional paid-in-capital from previous awards, if available; any remaining balance is recognized in the income statement.

Advantages

Individual:

• Allows employees to obtain equity interest in the company at a discount..

• Employee may immediately sell shares.

• Employee has full dividend and voting rights after stock purchase.

• Employee delays taxation of stock purchase. discount to date of stock sale and may be entitled to favorable capital gains tax treatment on a portion of the stock purchase discount.

Company:

• Company may not be required to recognize compensation expense for stock purchase discount.

• Employees focus on share price, at least during purchase cycle.

Disadvantages

Individual:

• In practice, there is a minimal likelihood of long-term holding of the equity acquired (unless required by the company).

• Minimal “line-of-sight” performance linkage.

Company:

• In practice, there is a minimal likelihood of long-term holding of the equity acquired (unless required by the company).

• Minimal “line-of-sight” performance linkage.

• Causes dilution of shareholder interests.

• Company may not receive tax deduction for the amount of the stock purchase discount.

© 2005 Towers Perrin 31

SEC Disclosure Requirements

COMPENSATION ITEMS TO BE DISCLOSED

REQUIRED DISCLOUSURE FOR:

PROSPECTUS

PROXY

Individual disclosure for 5 highest paid executives provided in a summary compensation table (for last completed fiscal year) which includes:

Annual Salary

Annual Bonus

Perquisites and other annual compensation

Restricted stock grants

Stock option and Stock Appreciation Right (SAR) grants

Long-Term Incentive Plan (LTIP) payouts

All other compensation for the year

Table of option/SAR grants in last year

Table of option/SAR exercises in last year & aggregate unexercised options/SARs held

Table of LTIP awards in last year

Table of pension benefits

Description of outside directors’ compensation

Description of employment contracts and change-in-control benefits

Table for any option/SAR repricings

Pre-IPO plan documents (i.e. “Former Parent” stock option plan)

Disclosure of compensation committee interlocks

Compensation committee report on pay practices for executives

Relative performance graph

© 2005 Towers Perrin 32